Exhibit 23.4

CONSENT OF GRAPH STRATEGY USA LP

Subject to the terms of that certain Engagement Letter, effective as of November 15, 2020, between GRAPH Strategy USA LP and Shoals Technologies Group, LLC (“Shoals LLC”) (such letter, the “Engagement Letter”), we hereby consent to the use by Shoals LLC, in connection with Amendment No. 3 to the Registration Statement on Form S-1 and related prospectus of Shoals Technologies Group, Inc., the parent entity of Shoals LLC (the “Registration Statement”), of our data, as amended and supplemented from time to time, and the use of our name in the Registration Statement. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

/s/ GRAPH STRATEGY USA LP
Washington, D.C.
January 25, 2021